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                                                                     EXHIBIT 2.6

                     AMENDMENT NO. 1 TO ASSET SALE AGREEMENT

           This Amendment No. 1 to Asset Sale Agreement (the "Amendment") is made and entered into as of October 15, 1999, by and between Odessa Hospital, Ltd., a Texas limited partnership ("Seller") and Iasis Healthcare Corporation, a Delaware corporation ("Purchaser") as successor in interest to JLL Hospital, LLC, a Delaware limited liability company.

                                    RECITALS

           A. Seller and JLL Hospital, LLC entered into that certain Asset Sale Agreement dated as of August 15, 1999 (the "Agreement") pursuant to which Purchaser's permitted designees or assignees are acquiring substantially all of the assets with respect to the operation of the Hospital from Seller and the Subsidiaries.

           B. Seller and Purchaser desire to amend the Agreement to address certain matters that have arisen since the effective date of the Agreement.

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           1. Defined Terms. Except to the extent it is specifically indicated to the contrary in this Amendment, defined terms used in this Amendment shall have the same meanings ascribed to them in the Agreement.

           2. Transfer of Seller Assets. Section 1.9(f) of the Agreement is hereby deleted in its entirety and is replaced with the following:

                (f) all of such Subsidiary's interest in and to all contracts and agreements (including, but not limited to, purchase orders) with respect to the operation of the Hospital (the "Contracts") including, without limitation, those Contracts described in
                Schedule 1.9(f); provided, however, that, subject to Section 9.3, multi-hospital contracts as to which one or more of the Acute Care Hospitals and one or more of Seller's other acute care hospitals participate ("Multi-Facility Contracts") shall not be transferred and conveyed at Closing and shall constitute Assets and Contracts only to the extent attributable to the Acute Care Hospitals.


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           3.   Excluded Assets.

                (a) Section 1.10(p) of the Agreement is hereby deleted in its entirety and replaced with the following:

                    (p) [Intentionally omitted];

                (b) A new Section 1.10(q) of the Agreement is hereby added to read as follows:

                    (q) those Contracts set forth in Schedule 1.10(q).

           4. Assumed Obligations. Section 1.11(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

                    (b) the Contracts, but only to the extent of the
                obligations arising thereunder with respect to events or periods after the Closing Date; provided, however, that, subject to
                Section 9.3, Multi-Facility Contracts shall give rise to Assumed Obligations only to the extent attributable to the Acute Care Hospitals.

           5. Excluded Liabilities. A new Section 1.12(o) of the Agreement is hereby added to read as follows:


                    (o) all liabilities or obligations arising at any time under those Contracts set forth in Schedule 1.10(q);



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           6.   Title; Sufficiency.

                (a) The phrase "which are not otherwise marked with two stars and (iv) the UCC Liens" is hereby inserted immediately after the phrase "(iii) other such encumbrances as are set forth in
                Schedule 2.7(b)" contained in Section 2.7(b) of the Agreement.

                (b) The phrase "and (v) the judgments as are set forth in
                Schedule 2.7(b) which are marked with two stars therein" is hereby inserted immediately after the phrase "(collectively, "Permitted Liens")" contained in Section 2.7(b) of the Agreement.

           7. Representations and Warranties of Seller. A new Section 2.20 of the Agreement is hereby added to the Agreement to read as follows:

                2.20 Managed Care Contracts To the best knowledge of the Tenet Representatives (as defined below), no payor under any managed care Contract has notified or otherwise informed Seller or the Subsidiaries that it does not intend to, or will not, consent to the transfer of such Contract to Purchaser as a result of the transactions contemplated by the Agreement, as amended. For purposes hereof, the term "Tenet Representatives" shall mean Michael Murphy, Peggy Sanborne, William Barrett and Paul O'Neill.

           8. UCC Termination Statements. A new Section 4.19 of the Agreement is hereby added to read as follows:

                4.19 UCC Terminations. After the Closing Date, Seller shall use its reasonable commercial efforts to (a) obtain executed UCC termination statements for the financing statements set forth on
                Schedule 4.19 which are attached hereto (the "UCC Liens"), (b) file such executed UCC termination statements with the appropriate governmental agencies or authorities with respect to the UCC Liens and (c) deliver such executed and filed UCC termination statements to Purchaser. Seller's obligations under this Section 4.19 shall continue to be fully effective and enforceable with respect to any particular financing statement until the expiration of such applicable financing statement set forth on Schedule 4.19.

           9. Cooperation in Obtaining Consents. A new Section 4.20 of the Agreement is hereby added to read as follows:

                4.20 Cooperation on Obtaining Consents. For two (2) years after the Closing Date, Seller and Purchaser shall each use reasonable commercial efforts to obtain the consent to assignment from the applicable third parties to any Contract or Lease, or to enter into new contracts with respect to Multi-Facility Contracts for which such consent was not obtained as of the Closing Date.



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           10.  Misdirected Payments.  A new Section 4.21 of the Agreement is
              hereby added to read as follows:

                4.21 Misdirected Payments. To the extent there are any misdirected funds forwarded to Seller (or one of its subsidiaries) by any third parties, which misdirected funds are paid in respect of the performance of services by or on behalf of the Hospital from and after the Closing, including without limitation in respect of any services provided by any of the physicians providing services at the Hospital, Seller shall remit such misdirected funds to Iasis Healthcare Corporation within ten (10) business days after receipt thereof, to the account(s) designated by Purchaser. Each of Seller and Purchaser further agree that, to the extent that Purchaser has not obtained a provider number with respect to the Hospital on or prior to the Closing Date, Purchaser (or a subsidiary of Purchaser) shall be entitled to use the provider number obtained by the Hospital (or a Subsidiary of Seller) prior to the Closing Date with respect to the Hospital. Furthermore, Seller and Purchaser understand and agree that all payments by third party payors in respect of such Licensed Provider Numbers for goods and services provided after the Closing Date ("Post-Closing Payments") shall be solely for the account of Purchaser. Seller (on its behalf and on behalf of its subsidiaries) hereby irrevocably assigns to Purchaser all right, title and interest it may have in respect of such Post-Closing Payments and hereby agrees to remit to Purchaser such Post-Closing payments within ten (10) business days after its receipt thereof.

           11. Provision of Benefits. A new Section 9.3 of the Agreement is hereby added to read as follows:

                9.3 Provision of Benefits. If Seller is unable to obtain any consent to the assignment of Seller's or any Subsidiary's interest in a Contract or a Lease, or if Purchaser is unable to enter into a new contract with respect to a Multi-Facility Contract, until such consent or new contract is obtained, Seller shall use reasonable commercial efforts to provide Purchaser the benefits of any such Contract or Lease (including with respect to the Acute Care Hospital portion of Multi-Facility Contracts), cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and allow Purchaser to directly enforce such Contracts or Leases against third parties thereto. Purchaser shall use reasonable commercial efforts to perform, on behalf of Seller, the obligations of Seller thereunder or in connection therewith, limited in the case of Multi-Facility Contracts to the Acute Care Hospitals thereunder, but only to the extent that such action would not result in a material default thereunder or in connection therewith and such obligation would have been (a) an obligation of Purchaser had it entered into a new contract on substantially similar terms with respect to a Multi-



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                Facility Contract or (b) an Assumed Obligation but for the
                failure to obtain a consent.

           12. Indemnification of Purchaser by Seller. The following is hereby inserted at the end of the first sentence of Section 10.2.1 of the Agreement:

                     and (viii) Seller's failure to comply with Section 4.19.

           13. Schedules. Attached as Annex I hereto is Amendment No. 1 to the Schedules to the Asset Sale Agreement dated as of the Closing Date. Except as set forth therein, the Schedules attached to the Agreement remain in full force and effect.

           14. Effect on Agreement; General Provisions. Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect. This Amendment shall be governed by the provisions of the Agreement regarding choice of law, attorneys' fees, and successors and assigns. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Agreement as amended by this Amendment and shall not be used in construing either document. Other than the reference to the Agreement contained in the first recital of this Amendment, each reference to the Agreement and any agreement contemplated thereby or executed in connection therewith, whether or not accompanied by reference to this Amendment, shall be deemed a reference to the Agreement as amended by this Amendment.


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           IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in multiple originals by their authorized officers, all as of the day and year first above written.


                               PURCHASER:

                               IASIS HEALTHCARE CORPORATION, a
                               Delaware corporation, as successor in interest to JLL Hospital, LLC


                               By: /s/ Frank Coyle
                                  -----------------------------
                               Name:   Frank Coyle
                                    ---------------------------
                               Title:  Secretary
                                     --------------------------


                               SELLER:

                               ODESSA HOSPITAL, LTD., a
                               Texas limited partnership



                               By:  Tenet Healthcare, Ltd.,
                               a Texas limited partnership, its General
                               Partner



                               By:  Lifemark Hospitals, Inc., a Delaware
                               corporation, the General Partner of Tenet
                               Healthcare, Ltd.


                               By: /s/ Paul O'Neill
                                  -----------------------------
                               Name:     Paul O'Neill
                               Title:    Vice President



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